                                  EXHIBIT 10.4

          PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED (DESIGNATED BY AN
         ASTERISK ([*]) ) AND FILED SEPARATELY WITH THE SECURITIES AND
           EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
                        TREATMENT DATED AUGUST 28, 1998



                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of August 12, 1998, by and between ABBOTT LABORATORIES, an Illinois corporation ("Abbott"), as lender, and MICRO THERAPEUTICS, INC., a Delaware corporation (the "Company"), as borrower.

                              W I T N E S S E T H:

         WHEREAS, Abbott has purchased from the Company, and the Company has sold to Abbott, a certain 5% Convertible Subordinated Note, due August 19, 2003, in the principal aggregate amount of Five Million Dollars ($5,000,000) (the "Note") pursuant to the terms and conditions of that certain Convertible Subordinated Note Agreement, dated as of August 12, 1998, by and between Abbott and the Company (the "Note Agreement"); and

         WHEREAS, pursuant to Section 6 of the Note Agreement, the Company and Abbott agreed to enter into this Credit Agreement, which provides that Abbott, as lender, shall loan to the Company, as borrower at the Company's request, an amount not to exceed an aggregate of Five Million Dollars ($5,000,000).

         NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants contained herein, the Company and Abbott hereby agree as follows:

         1. DEFINITIONS. In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

         "Acceleration" means that the Loan (i)shall not have been paid at the Maturity Date, or (ii)shall have become due and payable prior to its stated maturity pursuant to Section 7.2 hereof.

         "Disbursement Date" means any date on or prior to July 31, 1999 on which a disbursement of the Loan is made. Each Disbursement Date shall be on the date designated in a written notice from the Company to Abbott; provided, however, that



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         (a) Abbott shall not be required to make any disbursement if the conditions hereto and the Note Agreement are not satisfied, and
         (b) Abbott shall in no event be required to make any disbursement after July 31, 1999.

         "Maturity" means any date on which the Loan or any portion thereof becomes due and payable, whether as stated or by virtue of mandatory prepayment, by acceleration or otherwise.

         "Maturity Date" means the fifth year anniversary of the first Disbursement Date.

         "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing to Abbott by the Company, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement.

         Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under generally accepted accounting principles.

         2.       LOAN.

                  2.1 PROCEDURE FOR LOAN. Subject to all of the terms and conditions of this Agreement and the Note Agreement, Abbott agrees to make periodic loans (the "Loan") prior to July 31, 1999 to the Company in the amount of up to Five Million Dollars ($5,000,000) to be governed by the terms and conditions of, and repaid in accordance with, this Agreement and the Note Agreement. The Company shall provide Abbott with fifteen (15) business days (as defined in the Note Agreement) written notice of a requested disbursement. Disbursement amounts shall be in multiples of One Million Dollars ($1,000,000). Subject to the satisfaction of the terms and conditions set forth in this Agreement and the Note Agreement, Abbott shall disburse up to Five Million Dollars ($5,000,000) to the Company at the Company's request. Amounts repaid may not be reborrowed.

                  2.2      INTEREST.

                           (a) INTEREST. The Loan shall bear interest from the date of disbursement on the unpaid principal amount thereof until the earlier of an Event of Default or the date upon which such amount shall become due and payable (whether upon Maturity, by Acceleration or otherwise) at a rate per annum equal to five percent (5%).

                           (b) ACCRUAL AND COMPUTATION OF INTEREST. Interest shall accrue daily and shall be computed on the basis of a year of 360 days for the actual number of days elapsed.



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                  2.3 MAXIMUM INTEREST RATE. Nothing in this Agreement shall require the Company to pay interest at a rate exceeding the maximum amount permitted by applicable law to be charged by Abbott.

                  2.4      REPAYMENT.

                           (a) INTEREST PAYMENTS. On the last day of each quarter payable in arrears on January 31, April 30, July 31 and October 31, commencing with the quarter of the first Disbursement Date until the Maturity Date, and on the Maturity Date, the Company shall pay Abbott all interest then accrued.

                           (b) LOAN PAYMENT. The Company shall repay the entire outstanding principal amount of the Loan in full on the Maturity Date.

                           (c) OPTIONAL PREPAYMENT. The Company may at any time prepay the entire outstanding principal amount of the Loan or any portion thereof without penalty.

                  2.5 POST-MATURITY INTEREST. After the earlier of an Event of Default or Maturity (whether by Acceleration or otherwise) of the Loan, the Loan shall bear interest, payable on demand, at a rate per annum equal to ten percent (10%), subject to
                  Section 2.3 hereof.

                  2.6 CREDIT FACILITY NOTE. The Loan made by Abbott pursuant hereto shall be evidenced by a credit facility note (the "Credit Facility Note") of the Company in the form of Annex A hereto, payable to the order of Abbott on the Maturity Date in the principal amount of up to Five Million Dollars ($5,000,000) in accordance with Section 2.1 hereof. The Company hereby authorizes Abbott to indicate upon a schedule attached to the Credit Facility Note all disbursements made by Abbott pursuant to this Agreement and all payments of principal and interest thereon. Absent manifest error, such notations shall be presumptive as to the aggregate unpaid principal amount of the Loan, and interest due thereon, but the failure by Abbott to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the obligations of the Company hereunder or under the Credit Facility Note.

                  2.7 PAYMENTS BY THE COMPANY. All payments (including prepayments) to be made by the Company shall be made without set-off or counterclaim and shall be made to Abbott by wire transfer in United States dollars and in immediately available funds to the following Abbott account: [*] for credit to Abbott Laboratories Account [*] (or to such other account as may be designated by written notice to the Company), no later than 12:00 noon, Pacific time, of the business day on which payment is due. Any payment



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                  which is received in Abbott's account later than 12:00 noon,
                  Pacific time, shall be deemed to have been received on the immediately succeeding business day. Whenever any payment hereunder shall be stated to be due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of interest.

         3.       CONVERSION OF CREDIT FACILITY NOTE.

                  3.1      CONVERSION PRIVILEGE AND CONVERSION PRICE.

                           (a) Subject to and upon compliance with the provisions of this Section 3, at the option of the Company at any time and at the Company's sole discretion without regard to the price of the Common Stock (except as set forth in Section 3.1(b)) and the Conversion Price (as defined herein), the Credit Facility Note or any portion of the principal amount thereof which is One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) (a "$1,000,000 Integral Multiple") may
                           be converted at the principal amount thereof, or of such portion thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price, in effect at the time of conversion. Such conversion right shall expire at the close of business on the Maturity Date. The price at which shares of Common Stock shall be delivered upon conversion (the "Conversion Price") shall be initially [*] of Common Stock, unless the Conversion Price shall be adjusted in certain instances as provided in this Section 3.

                           (b) The Company shall not have the option to convert the Credit Facility Note into shares of Common Stock
                           (i) to the extent that such shares of Common Stock, together with the shares of Common Stock then beneficially owned by Abbott, would exceed 19% of the then outstanding shares of Common Stock of the Company (giving effect to such issuance upon conversion to Abbott) or (ii) if the Fair Market Value of the Common Stock as of the date that written notice of conversion is provided to Abbott shall be less than [*] .

         "Fair Market Value" of the Common Stock as of any date of determination means the arithmetic mean of the reported last sale price of the Common Stock regular way on each of the 20 trading days preceding such date of determination or, if no such sale takes place on any of such days, the average of the reported closing bid and asked prices regular way, in each case on the principal national securities exchange on which the security is listed or admitted to trading, or, if the security is not listed or admitted to trading on any national securities exchange, the closing sales prices, or, if there are no closing sales prices on any such days, the average of the closing bid and asked prices, in the Nasdaq Stock Market or other over-the-counter market as



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         reported by the National Association of Securities Dealers Automated
         Quotation System, or, if not so reported, the fair market value of the security as estimated by a nationally recognized investment banking firm selected by Abbott and acceptable to the Company in the exercise of its reasonable discretion, which estimate shall be prepared at the expense of the Company.

                  3.2 EXERCISE OF CONVERSION PRIVILEGE. Upon receipt of written notice of conversion (pursuant to Section 8.1 hereof) in the form provided on the Credit Facility Note, Abbott shall immediately surrender the Credit Facility Note or any $1,000,000 Integral Multiple thereof duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose. No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Credit Facility Note surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

         The Credit Facility Note shall be deemed to have been converted immediately prior to the close of business on the day of mailing of the written notice of conversion (pursuant to Section 8.1 hereof) by the Company, and at such time the rights of Abbott shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 3.3 hereof.

         In the case of any Credit Facility Note which is converted in part only, upon such conversion, the Company shall execute and deliver to Abbott, at the expense of the Company, a new Credit Facility Note or Credit Facility Notes of authorized denominations in the aggregate principal amount equal to the unconverted portion of the principal amount of the Credit Facility Note.

                  3.3 FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Credit Facility Note or $1,000,000 Integral Multiple thereof. Instead of any fractional share of Common Stock which would otherwise be issuable upon the conversion of the Credit Facility Note or the $1,000,000 Integral Multiple thereof, the Company shall pay a cash adjustment in respect of such fraction of a share of Common Stock in an amount equal to the remaining amount which is not converted by reason of this Section 3.3.

                  3.4      ADJUSTMENT OF CONVERSION PRICE.



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                           (a) In case the Company shall pay or make a dividend
                           or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this Section 3.4(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                           (b) In case the Company shall issue rights, options or warrants to all holders of its Common Stock (not being available on an equivalent basis to Abbott upon conversion) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of the Common Stock (determined as provided in Section 3.4(h) hereof) on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so offered for subscription or purchase would purchase at such Conversion Price in effect immediately prior to the date fixed for such determination and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of calculating the Conversion Price in this Section 3.4(b), the number of shares of Common Stock outstanding



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                           immediately prior to the date fixed for such
                           determination of rights, options or warrants shall be calculated as if all shares had been fully converted into shares of Common Stock. Also, for the purposes of this Section 3.4(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company.

                           (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                           (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights, options or warrants referred to in Section 3.4(b) hereof, any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 3.4), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction the numerator of which shall be the current market price per share (determined as provided in Section 3.4(h)) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by an independent majority of the Board of Directors, whose determination shall be conclusive and described in a board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such



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                           distribution. In any case in which this Section
                           3.4(d) is applicable, Section 3.4(b) hereof shall not be applicable.

                           (e) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 3.10 hereof applies or as part of a distribution referred to in paragraph (d) of this Section 3.4) in an aggregate amount that, combined together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined by an independent majority of the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for all or any portion of the Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (f) of this Section 3.4 has been made, exceeds ten percent (10%) of the product of the current market price per share of the Common Stock on the date for the determination of holders of shares of Common Stock entitled to receive such distribution multiplied by the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date for determination, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction
                           (A) the numerator of which shall be equal to the current market price per share of the Common Stock (determined as provided in paragraph (h) of this Section 3.4) on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined amount over such ten percent (10%) and (y) the number of shares of Common Stock outstanding on such date for determination and (B) the denominator of which shall be equal to the current market price per share of the Common Stock (determined as provided in paragraph (h) of this Section 3.4) on such date for determination.

                           (f) In case a tender offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased



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                           Shares (as defined herein)) of an aggregate
                           consideration having a fair market value (as determined by an independent majority of the Board of Directors, whose determination shall be conclusive and described in a board resolution) that combined together with (i) the aggregate of the cash plus the fair market value (as determined by an independent majority of the Board of Directors, whose determination shall be conclusive and described in a board resolution), as of the expiration of such tender offer, of consideration payable in respect of any other tender offer, by the Company or any Subsidiary for all or any portion of the Common Stock expiring within the twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this paragraph (f) has been made and (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to paragraph
                           (e) of this Section 3.4 has been made, exceeds ten percent (10%) of the product of the current market price per share of the Common Stock (determined as provided in paragraph (h) of this Section 3.4) as of the last time (the "Expiration Time") tenders could have been made pursuant to such tender offer (as it may be amended) multiplied by the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (1) the product of (a) the current market price per share of the Common Stock (determined as provided in paragraph (h) of this Section 3.4) on the date of the Expiration Time and (b) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, less (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares, and
                           (B) the denominator of which shall be equal to the product of (1) the current market price per share of the Common Stock (determined as provided in paragraph
                           (h) of this Section 3.4) as of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the "Purchased Shares").



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                           (g) The reclassification of Common Stock into
                           securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 3.10 hereof applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and the "date fixed for such determination" within the meaning of paragraph (d) of this Section 3.4), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (c) of this Section 3.4).

                           (h) For the purpose of any computation under paragraphs (d), (e) and (f) of this Section 3.4, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the five (5) consecutive trading days selected by the Company commencing not more than twenty (20) trading days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The "Closing Price" for each trading day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations system ("Nasdaq") National Market System ("Nasdaq National Market") or, if not listed or admitted to trading on Nasdaq National Market, on Nasdaq, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or Nasdaq National Market or quoted on Nasdaq, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose, or, if the Common Stock does not have any closing bid and asked prices in the over-the-counter market during the relevant period of time, the fair market value per share as determined by an independent majority of the Board of Directors as of the most recent available month-end determined pursuant to GAAP. For



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                           purposes of this paragraph, the term "'ex' date,"
                           when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades regular way on such exchange or in such market without the right to receive such issuance or distribution.

                           (i) No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (i)) would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (i) shall be made to the nearest cent.

                           (j) The Company may make such reductions in the Conversion Price, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this
                           Section 3.4, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes or for any other reasons. An independent majority of the Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 3.4 and its actions in so doing shall be final and conclusive.

                  3.5 NOTICE OF ADJUSTMENTS OF CONVERSION PRICE. Whenever the Conversion Price is adjusted as herein provided:

                           (a) the Company shall compute the adjusted Conversion Price in accordance with Section 3.4 hereof and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at the offices of the Company.

                           (b) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to the Holder in accordance with the terms of Section 8.1 herein.

                  3.6      NOTICE OF CERTAIN CORPORATE ACTION.  In case:



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

                           (a) the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its earned surplus; or

                           (b) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                           (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

                           (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed at the offices of the Company, and shall cause to be mailed to the Holder at its last addresses as it shall appear in the Note Register, at least twenty (20) days (or ten (10) days in any case specified in clause (a) or (b) of this
                           Section 3.6) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (d) of this Section 3.6.

                  3.7 COMPANY TO RESERVE COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Credit Facility Note, the full number of shares of Common Stock issuable upon the conversion of the entire Credit Facility Note.

                  3.8 TAXES ON CONVERSIONS. The Company will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common

                  Stock on conversion of the Credit Facility Note pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of Abbott and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

                  3.9 COVENANT AS TO COMMON STOCK. The Company covenants that all shares of Common Stock which may be issued upon conversion of the Credit Facility Note will upon issuance be fully paid and nonassessable and, except as provided in Section 3.8 hereof, the Company will pay all taxes, liens and charges with respect to the issue thereof.

                  3.10 PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any Change of Control of the Company, the Company will notify Abbott at least thirty (30) days prior to the closing of the transaction that will effect the Change of Control, and the Company shall notify Abbott whether the Company elects to convert the Credit Facility Note in accordance with Section 3 hereof prior to the transaction or pay the Credit Facility Note and terminate this Agreement in accordance with Section 2 hereof.

                  3.11 TRANSFER AND EXCHANGE OF CREDIT FACILITY NOTE. The Credit Facility Note may be freely transferred or assigned by Abbott without the consent of the Company. Such transfer and assignment shall be made in accordance with applicable federal and state securities laws. At any time and from time to time, upon not less than ten (10) days notice to that effect given by Abbott and, upon surrender of the Credit Facility Note at the Company's office by Abbott, the Company will deliver in exchange therefor, without expense to Abbott, except as set forth below, one Credit Facility Note for the same aggregate principal amount as the then unpaid principal amount of the Credit Facility Note so surrendered, provided such Credit Facility Note shall be in the amount of the full principal amount of the Credit Facility Note and there shall be no right to divide the Credit Facility Note, dated as of the date to which interest has been paid on the Credit Facility Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person as may be designated by Abbott, and otherwise of the same form and tenor as the Credit Facility Note so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

                  3.12 LOSS, THEFT, MUTILATION OR DESTRUCTION OF CREDIT FACILITY NOTE. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of the Credit Facility Note, the Company will make and deliver without expense to Abbott thereof, a new Credit Facility Note, of like tenor, in lieu of such lost, stolen, mutilated or destroyed Credit Facility Note.

                  3.13 EXPENSES, STAMP TAX INDEMNITY. The Company agrees to pay duplicating and printing costs and charges for shipping the Credit Facility Note, adequately insured to Abbott's home office or at such other place as Abbott may designate, and all reasonable expenses of Abbott (including, without limitation, the reasonable fees and expenses of any financial advisor to Abbott) relating to any proposed or actual amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any proposed or actual amendments, waivers, or consents resulting from any work-out, re-negotiations or restructuring relating to the performance by the Company of its obligations under this Agreement and the Credit Facility Note. The Company also agrees that it will pay and hold Abbott harmless against any and all liabilities with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Credit Facility Note, whether or not the Credit Facility Note is then outstanding. The Company agrees to protect and indemnify Abbott against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person (other than any Person engaged by a Purchaser) in connection with the transactions contemplated by this Agreement.

                  3.14 CANCELLATION OF CONVERTED CREDIT FACILITY NOTE. The Credit Facility Note or $1,000,000 Integral Multiple portions thereof delivered for conversion shall be canceled by or at the direction of the Company.

         4.       CONDITIONS PRECEDENT.

                  4.1 DISBURSEMENTS. The obligation of Abbott to make any disbursement of the Loan shall be subject to the prior or contemporaneous satisfaction of each of the following conditions:

                           (a) AUTHORIZATIONS. Abbott shall have received such instruments or documents as Abbott may reasonably request relating to the existence and good standing of the Company or the authority for execution, delivery and performance of this Agreement, dated and in full force and effect on the Disbursement Date.

                           (b) NO EXISTING DEFAULT. No Event of Default (as defined in Section 7.1) or event which, upon the lapse of time or the giving of notice or both, would constitute an Event of Default by the Company (an "Incipient Default") shall exist on the Disbursement Date.

                           (c) REPRESENTATIONS AND WARRANTIES CORRECT. Each of the representations and warranties made by the Company in the Note

                           Agreement and as incorporated by reference herein shall be true and correct in all material respects on the Disbursement Date with the same effect as though made on and as of such date; and the Company shall have performed and complied with all agreements, covenants and conditions required by this Agreement and the Note Agreement to be performed and complied with by the Company on or prior to the Disbursement Date.

                           (d) OTHER AGREEMENTS. The Distribution Agreement and the Note Agreement shall be in full force and effect, and the Company shall not be in breach or default of any material covenant, condition or other provision thereof beyond the applicable grace period, if any, specified therein.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company and its subsidiaries represent and warrant to Abbott as of the date hereof that the representations and warranties as made by the Company in Section 3 of the Note Agreement are true and correct in all material respects with the same effect as though made on and as of the Disbursement Date, subject to delivery of an updated Disclosure Schedule. The representations and warranties as made by the Company in Section 3 of the Note Agreement are incorporated by reference in their entirety herein.

         6. COVENANTS AND AGREEMENTS OF THE COMPANY. The Company has performed and complied with all of the covenants and agreements of the Company in
         Section 5 and Section 8 of the Note Agreement and further covenants and agrees to perform and comply with such provisions. The covenants and agreements of the Company in Section 5 and Section 8 of the Note Agreement are incorporated by reference in their entirety herein.

         7.       EVENTS OF DEFAULT.

                  7.1 EVENTS OF DEFAULT. The following shall constitute "Events of Default": (a) an Event of Default as defined in Section 9 of the Note Agreement (which is hereby incorporated by reference in its entirety herein); (b) an Event of Default as defined under the Security Agreement dated as of August 12, 1998 between Abbott and the Company (which is hereby incorporated by reference in its entirety herein); (c) default by the Company in the payment of any amount under this Agreement or the Note; or (d) any representation or warranties by the Company set forth in this Agreement, the Note Agreement or the Security Agreement shall not be true and correct in all material respects as and when made.

                  7.2 TERMINATION OF COMMITMENT AND ACCELERATION. If any Event of Default described in Section 7.1 hereof shall occur, Abbott shall have no obligation to make disbursements hereunder and may declare all Obligations to be due and payable, whereupon all Obligations shall immediately become due and payable, all as so declared by Abbott and without presentment, demand, protest or other notice of any kind. Any such declaration made pursuant to this
                  Section 7.2 may be rescinded by Abbott.

                  7.3 OTHER REMEDIES. If any Event of Default shall occur and be continuing, Abbott shall have, in addition to the remedies set forth in Section 7.2 hereof, all other remedies otherwise available at law.

         8.       MISCELLANEOUS.

                  8.1 NOTICES. Except as otherwise expressly provided herein, any notice, consent or document required or permitted hereunder shall be given in writing and it or any certificates or other documents delivered hereunder shall be deemed effectively given or delivered (as the case may be) upon personal delivery (professional courier permissible) or when mailed by receipted United States certified mail delivery, or five (5) business days after deposit in the United States mail. Such certificates, documents or notice may be personally delivered to an authorized representative of the Company or Abbott (as the case may be) at any address where such authorized representative is present and otherwise shall be sent to the following address:

         If to the Company:     Micro Therapeutics, Inc.
                                1062 Calle Negocio #F
                                San Clemente, CA 92673
                                Attention:  George Wallace
                                Telecopy No.:  (949) 361-0210

         With a copy to:        Stradling, Yocca, Carlson & Rauth
                                660 Newport Center Drive, Suite 1600
                                Attention:  Bruce Feuchter
                                Telecopy No.:  (949) 725-4100

         If to Abbott:          Abbott Laboratories
                                D-960, AP30
                                200 Abbott Park Road
                                Abbott Park, IL 60064-3500
                                Attention: President, Hospital Products Division
                                Telecopy No.: (847) 937-0805

                                With a copy to:  Abbott Laboratories
                                Legal Division
                                D-322, AP6D
                                100 Abbott Park Road
                                Abbott Park, IL  60064-3500
                                Attn:  Divisional Vice President,

                                Domestic Legal Operations
                                Telecopy No.:  (847) 938-1206

                  8.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of Abbott and its successors and assigns; provided, however, that neither the Company nor Abbott shall assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of the other party which consent shall not be unreasonably withheld, and provided further, Abbott may assign its rights hereunder after July 31, 1999 without the Company's prior written consent.

                  8.3 SURVIVAL OF COVENANTS AND REPRESENTATIONS. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Disbursement Date, shall survive the closing and the delivery of this Agreement and the Credit Facility Note.

                  8.4 SEVERABILITY. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

                  8.5 WAIVER OF CONDITIONS. If on any Disbursement Date, either party hereto fails to fulfill each of the conditions specified in Section 4 hereof, the other party may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in
                  Section 4 hereof have not been fulfilled, the other party may waive compliance by such party with any such condition to such extent as such party may in its sole discretion determine. Nothing in this Section 8.5 shall operate to relieve either party of any obligations hereunder or to waive any of the other party's rights against such party.

                  8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  8.7 GOVERNING LAW. This Agreement and the Credit Facility Note issued and sold hereunder shall be governed by and construed in accordance with Delaware law, without regard to the conflict of laws provisions thereof.

                  8.8 CAPTIONS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  8.9 DISPUTE RESOLUTION. Disputes shall be resolved as provided in Annex 2 attached hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        ABBOTT LABORATORIES


                                        By:      /s/ Richard A. Gonzalez
                                                 -------------------------------

                                        Its:     President HPD
                                                 -------------------------------


                                        MICRO THERAPEUTICS, INC.


                                        By:      /s/ William F. Gearhart
                                                 -------------------------------

                                        Its:     Executive Vice President
                                                 -------------------------------

                                     ANNEX 1

                          FORM OF CREDIT FACILITY NOTE
                            MICRO THERAPEUTICS, INC.
          5% Convertible Credit Facility Note, due on August 19, 2003.



                                                        San Clemente, California
[Up to $5,000,000]
                                                                          [Date]

         Micro Therapeutics, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to Abbott Laboratories, an Illinois corporation ("Abbott"), or its registered assigns (the "Holder"), the principal sum of [Up to Five Million Dollars ($5,000,000)] on August 19, 2003 (the "Maturity"), and to pay interest (i) on the unpaid principal balance thereof from the date of this Credit Facility Note at the rate of five percent (5%) per annum, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year (each, an "Interest Payment Date") (commencing on the first Interest Payment Date following the date hereof) until such unpaid balance shall become due and payable (whether at Maturity, or by declaration, acceleration or otherwise) and (ii) on each overdue payment of principal or any overdue payment of interest, at a rate per annum equal to ten percent (10%).

         The interest and principal payments payable with respect to this Credit Facility Note, on any Interest Payment Date, at Maturity or by declaration, acceleration or otherwise, pursuant to the Credit Agreement (as defined herein), shall be paid to Abbott in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such interest and principal payments shall be made to Abbott in accordance with the provisions of the Credit Agreement.

         This Credit Facility Note is the sole issue of a 5% Convertible Credit Facility Note, due on the fifth anniversary of the date hereof, the Company issued in an aggregate principal amount of [Up to Five Million Dollars ($5,000,000)] pursuant to the Credit Agreement, dated August 12, 1998 by and between the Company and Abbott (the "Credit Agreement"). The Holder of this Credit Facility Note is entitled to the benefits of the Credit Agreement, and may enforce the Credit Agreement and exercise the remedies provided for thereby or otherwise available in respect thereof.

         This Credit Facility Note may be transferred or assigned as provided in the Credit Agreement, upon surrender of this Credit Facility Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by Abbott or Abbott's attorney duly authorized in writing, a new Credit Facility Note for a like aggregate principal amount and otherwise of similar tenor, will be issued to, and registered in the name of, the transferee or transferees. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this

         Credit Facility Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         In the case of an Event of Default (as defined in the Credit Agreement), the principal of this Credit Facility Note in certain circumstances shall become due and payable and in other circumstances may be declared and become due and payable in the manner and with the effect provided in the Credit Agreement. This Credit Facility Note is subject to conversion into Common Stock pursuant to the terms and conditions of the Credit Agreement and conversion shall be evidenced by a Notice of Conversion as attached hereto.

         The indebtedness evidenced by this Credit Facility Note is, to the extent provided in the Credit Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Credit Agreement), and this Credit Facility Note is issued subject to the provisions of the Credit Agreement with respect thereto. Each Holder of this Credit Facility Note, by accepting the same, agrees to and shall be bound by such provisions.

         No reference herein to the Note Agreement or Credit Agreement and no provision of this Credit Facility Note, the Note Agreement or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Credit Facility Note at the times, place and rate, and in the coin or currency, herein prescribed or to convert this Credit Facility Note as provided in the Credit Agreement.

         All terms used in this Credit Facility Note which are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement. This Credit Facility Note, the Note Agreement and the Credit Agreement are governed by and construed in accordance with the law of the State of Delaware. IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:
        -------------------

                                        MICRO THERAPEUTICS, INC.


                                        By:
                                        Its:

ATTEST:
By:
     ------------------------------

Its:

                              NOTICE OF CONVERSION

         Micro Therapeutics, Inc. hereby irrevocably exercises the option to convert this Credit Facility Note, or portion hereof below designated (which is One Million Dollars ($1,000,000) or an integral multiple thereof), into shares of Common Stock in accordance with the terms of the Credit Agreement, and represents that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Credit Facility Note representing any unconverted principal amount hereof, will be issued and delivered to the current Holder of the Credit Facility Note.

         Principal amount to be converted (if less than all):   $__________


                                        MICRO THERAPEUTICS, INC.


                                        By:
                                            ------------------------------------

                                        Its:
                                            ------------------------------------


                                     ANNEX 2

                               DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.


1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                                    (a) The CPR shall submit to the parties a
                           list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                                    (b) Such list shall include a statement of
                           disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                                    (c) Each party shall number the candidates
                           in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                                    (d) If the parties collectively have
                           identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location in the State of California agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location in the State of California other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                                    (a) a copy of all exhibits on which such
                           party intends to rely in any oral or written presentation to the neutral;

                                    (b) a list of any witnesses such party
                           intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

                                    (c) a proposed ruling on each issue to be
                           resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                                    (d) a brief in support of such party's
                           proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                                    (a) Each party shall be entitled to five (5)
                           hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                                    (b) Each party shall be entitled, but not
                           required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

                                    (c) The party initiating the ADR shall begin
                           the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                                    (d) Except when testifying, witnesses shall
                           be excluded from the hearing until closing arguments.

                                    (e) Settlement negotiations, including any
                           statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
         (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                                    (a) If the neutral rules in favor of one
                           party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                                    (b) If the neutral rules in favor of one
                           party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.



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9.       The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.



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